ProPhase Labs Reports Financial Results

for the Three and Six Months Ended June 30, 2014

DOYLESTOWN, Pennsylvania – August 12, 2014.  ProPhase Labs, Inc. (NASDAQ: PRPH, www.ProPhaseLabs.com) today reported its net sales were $1.8 million for the three months ended June 30, 2014 as compared to net sales of $1.9 for the three months ended June 30, 2013. The Company realized a net loss for the three months ended June 30, 2014, of $3.1 million, or ($0.19) per share, compared to a net loss of $1.7 million, or ($0.11) per share, for the three months ended June 30, 2013.

The Company’s sales are derived principally from its over-the-counter (“OTC”) cold remedy products. As a consequence, a significant portion of our business is highly seasonal, which causes significant variations in operating results from quarter to quarter. The three months ended June 30 is historically our lowest sales period due to the seasonality of our business.

Results for the second quarter of 2014 compared to the second quarter of 2013 principally reflect the net effect of (i) a decrease in net sales of $142,000, (ii) an increase in research and development costs of $57,000, (iii) an increase in sales and marketing expenses of $143,000, and (iv) an increase of $1.1 million in administration costs due principally to an increase in legal and professional costs relating to litigation expenses arising from prior pending litigation.

For the three and six months ended June 30, 2014, we incurred substantial litigation related expenses in connection with the Company prosecuting and successfully defending pending matters. These litigation expenses impacted the Company’s financial statements during the second quarter of 2014. These pending litigation matters have been previously disclosed in the Company’s periodic SEC reports. In June, 2014, the Company and the adverse parties initiated preliminary settlement discussions with an aim towards a global resolution of these matters. No assurance can be given that these preliminary settlement discussions will lead to definitive agreements executed by all of the parties or that a settlement will in fact be consummated.

The Company generated net sales for the six months ended June 30, 2014 of $8.0 million, as compared to $9.5 million for the six months ended June 30, 2013. The Company incurred a net loss for the six months ended June 30, 2014, of $3.9 million, or ($0.24) per share, compared to a net loss of $1.4 million, or ($0.09) per share, for the six months ended June 30, 2013.

The financial results for the six months ended June 30, 2014 as compared to six months ended June 30, 2013 reflect the net effect of (i) a decrease of our revenues due principally to (a) industry data suggesting there was reduction of over 7.5% in the incidence of upper respiratory disorders from period to period and, as a consequence, (b) the timing of purchases and the ultimate level of demand for our products, (ii) an increase of $1.1 million in administration costs due principally to an increase in legal and professional costs relating to litigation matters, (iii) an increase in research and development expenditures of $147,000 as we seek to expand our future product offerings to consumers, offset by (iv) a decrease in sales and marketing expenses of $223,000 as a consequence of the fluctuation from period to period of the timing and scope of our marketing initiatives.

Ted Karkus, the CEO of the Company stated, “Over the past several months, our Company incurred substantial costs and expenses in connection with prior pending litigation. These expenses impacted the Company’s financial statements during the second quarter and will continue to impact at least the third quarter of this year and possibly beyond the third quarter if these matters continue. Also, while we recently reported the issuance of 2.5 million shares of common stock, and realized net proceeds of approximately $3.6 million, which funds were used primarily for product development, marketing and additional working capital, it is likely that we will need to raise additional funds to support our strategic initiatives and provide additional working capital. The dilution from this recent common stock issuance as well as the litigation expenses incurred by the Company will offset at least some of the anticipated positive financial benefits of a definitive settlement agreement, if a settlement is reached.”

Mr. Karkus added, “Our flagship Cold-EEZE® brand has generally outperformed the cough-cold category over the past several years. However, some retailers are reallocating shelf space away from the cough-cold category to other product categories. With cough-cold shelf space at a premium, opportunities in the future to introduce new Cold-EEZE® branded products in the cough-cold category may be limited. Therefore, to continue to grow our Company, we are in the process of implementing a series of new product development and pre-commercialization initiatives in the dietary supplement category. While the dynamics in this category should be better, the risks associated with introducing new products that do not leverage the Cold-EEZE® brand name will be higher. Therefore, no assurance can be made that our new product efforts will be successful. We currently forecast that at least one product in this new category will begin shipping in 2015. In the meantime, for fiscal 2014, we estimate that net sales for Cold-EEZE related products will approximate 2013 levels (i.e. plus or minus 5%). However, market, retail promotional plan execution and weather conditions are volatile and there can be no assurance that we will attain our revenue estimates.”

Mr. Karkus continued, “Our management team is proud of the strong and efficient consumer products distribution platform that we have built. We are dedicated to developing new products that will leverage this platform to the benefit of all shareholders.”

About ProPhase Labs

ProPhase Labs is a diversified natural health medical science company. It is a leading marketer of the Cold-EEZE® Cold Remedy brand as well as other cold relief products. Cold-EEZE® Cold Remedy zinc gluconate lozenges are clinically proven to significantly reduce the duration of the common cold. Cold-EEZE® Cold Remedy customers include leading national chain, regional, specialty and local retail stores. ProPhase Labs has several wholly owned subsidiaries including a manufacturing unit, which consists of an FDA registered facility to manufacture Cold-EEZE® Cold Remedy lozenges and fulfill other contract manufacturing opportunities. ProPhase also owns 50% of Phusion Laboratories, LLC (“Phusion”). Phusion licenses a revolutionary proprietary technology that has the potential to improve the delivery and/or efficacy of many active ingredients or compounds. Phusion will formulate and test products to exploit market opportunities within ProPhase’s robust over-the-counter distribution channels. For more information visit us at www.ProPhaseLabs.com.

Except for the historical information contained herein, this document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks and uncertainties, including the difficulty of the acceptance and demand for our products, the impact of competitive products and pricing, the timely development and launch of new products, and the risk factors listed from time to time in our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and any subsequent SEC filings.

Press Only Contact	Investor Contact
Laura Maxey	Ted Karkus, Chairman and CEO
5W Public Relations	ProPhase Labs, Inc.
Tel: (212) 452-6400	(215) 345-0919 x 0
lmaxey@5wpr.com

PROPHASE LABS, INC. & SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended		Six Months Ended
	June 30, 2014	June 30, 2013	June 30, 2014	June 30, 2013

Net sales	$1,797	$1,939	$7,968	$9,481

Cost of sales	1,005	1,011	3,196	3,214

Gross profit	792	928	4,772	6,267

Operating expenses:
Sales and marketing	852	709	3,849	4,072
Administration	2,804	1,721	4,311	3,216
Research and development	273	216	551	404
	3,929	2,646	8,711	7,692

Loss from operations	(3,137)	(1,718)	(3,939)	(1,425)

Interest income	1	1	1	1
Interest expense	(2)	(2)	(4)	(5)

Loss before income tax	(3,138)	(1,719)	(3,942)	(1,429)

Income tax	-	-	-	-

Net loss	$(3,138)	$(1,719)	$(3,942)	$(1,429)

Basic and diluted loss per share:
Net loss	$(0.19)	$(0.11)	$(0.24)	$(0.09)

Weighted average common
shares outstanding:
Basic and diluted	16,944	15,845	16,709	15,799

PROPHASE LABS, INC. & SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEET DATA

(in thousands)

(unaudited)

	June 30,	December 31,
	2014	2013

Cash and cash equivalents	$7,350	$1,638
Accounts receivable	$2,343	$5,319
Inventory	$3,248	$2,521
Total current assets	$13,674	$11,279
Total assets	$19,760	$17,420

Total current liabilities	$5,952	$4,624
Other long term obligations	$200	$200
Total stockholders' equity	$13,608	$12,596